CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in the Registration Statement on Form F-3 (File No. 333-14148) of Barrick Gold Corporation of our report dated February 11, 2004 relating to the consolidated financial statements, which appear in the Annual Report to Shareholders, which is contained in Exhibit 1 to this Form 6-K.

(Signed) “PricewaterhouseCoopers LLP”

Toronto, Ontario
March 17, 2004

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.